Exhibit 10.2
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
This agreement (this "Third Amendment") amends, effective as of January 1, 2026 (the
Effective Date"), the employment agreement between Richard L. Gelfond (the "Executive") and IMAX Corporation (the "Company"), dated November 8, 2016, as previously amended effective January 1, 2020 (the “First Amendment”) and January 1, 2023 (the “Second Amendment”) (collectively, the "Agreement"), in accordance with Section 15 of the Agreement. Except as otherwise expressly set forth below in this Third Amendment, from and after the Effective Date, the Agreement shall continue in full force and effect on the same terms and conditions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
l .     Term and Annual Bonus. Section 2 and Section 3(b) of the Agreement shall be amended to replace references to “December 31, 2025” with references to “December 31, 2028,” and Section 3(b) shall be further amended by replacing the reference to “calendar year 2025” with “calendar year 2028.”
2.     Annual Long-Term Incentive Compensation:
A. Section 3(1) of the Agreement shall be deleted in its entirety and replaced with the following:
(l) As soon as practicable after each of January l, 2026, January l, 2027 and January l, 2028, Executive shall be granted a total of $7,000,000 (seven million) worth of stock-based awards, as follows:
(i)Time-Based RSUs: The Executive shall be granted RSUs having a grant date value of $3,500,000 (the "Time-Based RSUs"). The number of Time-Based RSUs granted shall be determined by dividing (i) $3,500,000 by (ii) the volume-weighted average price of the Company's common stock on the New York Stock Exchange for the 60 calendar days prior to the grant. The Time-Based RSUs shall vest in three (3) equal installments on each of the first, second and third anniversaries of the grant date, subject to Executive's employment with the Company on each such date, except as otherwise provided in this Agreement. The Time-Based RSUs shall be granted on the terms and conditions set forth in the LTIP, the grant agreement to be entered into between the Company and the Executive, and otherwise in accordance with this Section 3(l)(i).
(ii)PSUs: The Executive shall be granted RSUs that vest based upon the achievement of performance criteria (the "PSUs") having a grant date value of $3,500,000. 60% of the PSUs, or $2,100,000 in value, shall be subject to the "EBITDA Performance Condition" and 40% of the PSUs, or $1,400,000 in grant date value, shall be subject to the "Relative TSR Performance Condition" (both as defined in Schedule B). The performance shall be measured as set forth on Schedule B on a sliding scale basis using linear interpolation and based upon a three-year performance period extending from January 1 of the year of grant to December 31 of the second year following the year of grant, except as otherwise provided in this Agreement, the LTIP or the grant agreement to be entered into. The number of EBITDA Performance Condition PSUs granted shall be determined by dividing (i) $2,100,000 by (ii) the volume-weighted average price of the Company's common stock on the New York Stock Exchange for the 60 calendar days prior to the grant. For determining the number of Relative TSR Performance Condition PSUs to be granted pursuant to this section, the Company shall value the PSUs in manner consistent with the Company's financial statement reporting and, specifically, pursuant to a "Monte Carlo" simulation.
B. Schedule B of the Agreement shall be deleted in its entirety and replaced with Schedule B herein.

3.Treatment of Equity Awards Upon Termination Without Cause; Resignation for Good Reason. Section 4(c)(iii) of the Agreement shall be deleted in its entirety and replaced with the following:

(iii)All then outstanding Unvested Equity Awards will, pursuant to the Service Factor provision in the LTIP and the grant agreements entered into between the Company and the Executive pursuant to the LTIP, continue to vest in accordance with their original vesting schedules (in the case of PSUs, subject to the achievement of their original performance conditions, measured at the conclusion of the relevant performance period). All outstanding stock options granted to the Executive prior to Executive’s Separation from Service shall remain exercisable for the duration of their original terms, and upon the expiration of their original terms they shall be cancelled. Upon cancellation, the Executive shall have no further rights with respect to such stock options.

4.Severance Upon Termination Without Cause; Resignation for Good Reason. Section 4(c)(iv) of the Agreement shall be deleted in its entirety and replaced with the following:

(iv)The Company shall pay the Executive an amount equal to 200% of Base Salary for each remaining year or partial year of the Term, if any, but not to exceed two years (the "Severance Amount") for the period (the "Severance Period") beginning on the day following the Executive’s Separation from Service and continuing until the later of (x) December 31, 2028 and (y) the first anniversary of the Executive’s Separation from Service, payable on the following schedule: (l ) 50% of the Severance Amount shall be paid in equal installments over the Severance Period, in accordance with the Company's ordinary payroll practices in effect from time to time, and (2) the remaining 50% of the Severance Amount will be payable as follows: (A) if the Executive's Separation from Service occurs in the 2026 calendar year, one-sixth (1/6th) of the Severance Amount will be payable on each of March l, 2027, March 1, 2028 and March l, 2029; (B) if the Executive's Separation from Service occurs in the 2027 calendar year, one-fourth (1/4th) of the Severance Amount will be payable on each of March l, 2028 and March l, 2029;

or (C) if the Executive's Separation from Service occurs in the 2028 calendar year, one-half (1/2) of the Severance Amount will be payable on March l, 2029.

5.Resignation without Good Reason. Section 4(d)(ii)(A) of the Agreement is hereby deleted in its entirety and replaced with the following:
(ii)     (A) in the case of a Separation from Service resulting from the Executive’s resignation other than for Good Reason, all then outstanding Unvested Equity Awards will, pursuant to the Service Factor provision in the LTIP and the grant agreements entered into between the Company and the Executive pursuant to the LTIP, continue to vest in accordance with their original vesting schedules (in the case of PSUs, subject to the achievement of their original performance conditions, measured at the conclusion of the relevant performance period); provided, however, that pursuant to the LTIP it is a requirement in the case of a resignation without Good Reason that Executive provide the Company with a written notice of intent to resign at least six months prior to Executive’s final day of employment with the Company, and

6.Non-Renewal of Agreement; Retirement. The first paragraph of Section 4(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

(e) Non-Renewal of Agreement; Retirement. If, upon the expiration of the Term, the Company does not offer to continue the Executive’s employment on substantially similar terms to those set forth herein, or if the Executive elects to retire from employment with the Company following expiration of the Term, all Unvested Equity Awards will, pursuant to the Service Factor provision in the LTIP and the grant agreements entered into between the Company and the Executive pursuant to the LTIP, continue to vest in accordance with their original vesting schedules (in the case of PSUs, subject to the achievement of their original performance conditions, measured at the conclusion of the relevant performance period, and in the case of Options, they will be exercisable until the shorter of (x) their original term and (y) two years from Executive’s Separation from Service).

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7.The entering into this Third Amendment shall not prejudice any rights or waive any obligations under the Agreement or any other agreement between the Executive and the Company.

DATED as of July 17, 2025

EXECUTIVE

/s/ Rich Gelfond
Richard L. Gelfond

IMAX CORPORATION

By:	/s/ Darren Throop
Darren Throop
Chair, Board of Directors

Schedule A

Intentionally omitted

Schedule B

EBITDA and TSR Performance Conditions

•EBITDA (Applies to 60% of PSUs)

Average Annual EBITDA Growth Over Performance Period	# PSUs Earned as % of Target at end of Performance Cycle

<5%	0%
5%	50%
10%	75%
12.5%	100%
15%	125%
17.5%	150%
≥ 20%	200%

•Relative TSR vs. IMAX Peer Group (Applies to 40% of PSUs)

	Performance Percentile	Payout % of Target

	<25%	0%
Threshold	25%	30%

Target	50%	100%

Maximum	≥ 90%	200%

•IMAX Peer Group = the Compensation Committee approved compensation peer group (as disclosed in the Company’s proxy report) at the time of the annual PSU grant.

•Payout calculated by determining the threshold, target, and maximum percentiles for the peer companies, and interpolating the Company’s TSR relative to those points.